Exhibit 10.3
FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of May 6, 2014, by and among DAGMAR DOLBY, AS TRUSTEE OF THE DOLBY FAMILY TRUST DATED MAY 7, 1999, DAGMAR DOLBY, AS TRUSTEE OF THE RAY DOLBY 2002 TRUST A DATED APRIL 19, 2002, and DAGMAR DOLBY, AS TRUSTEE OF THE RAY DOLBY 2002 TRUST B DATED APRIL 19, 2002 (collectively, “Landlord”), and DOLBY LABORATORIES, INC., a California corporation (“Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Lease Agreement dated as of December 31, 2005 (the “Original Lease”), which Original Lease was supplemented by a Waiver dated as of December 20, 2012, a Waiver dated as of February 27, 2013, a Waiver dated as of April 26, 2013, a Waiver dated as of June 29, 2013, and a Waiver and Extension dated as of September 29, 2013 (collectively, the “Initial Waivers”), and by a Waiver and Extension dated as of April 30, 2014 (the “April 2014 Waiver”). As used in this Amendment, the Original Lease and the Initial Waivers shall be collectively referred to herein as the “Existing Lease”.
B.    Pursuant to the Existing Lease, Landlord leases to Tenant, and Tenant leases from Landlord, those certain premises (the “Premises”) consisting of approximately 13,052 rentable square feet in that certain building located at 140 Potrero Avenue, San Francisco, California, as more particularly described in the Lease.
C.    Without giving effect to the April 2014 Waiver, the Term of the Lease was scheduled to expire on April 30, 2014 (the “Scheduled Expiration Date”). The April 2014 Waiver extended the expiration of the Term of the Lease to May 6, 2014.
D.    Landlord and Tenant now desire to amend the Lease to extend the Term, among other things, all subject to the terms, covenants and conditions set forth herein.
AGREEMENT
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Retroactive Effective Date; Defined Terms.
(a)        This Amendment shall be effective as of May 1, 2014, on a retroactive basis, and upon execution and delivery of this Amendment by both Landlord and Tenant, the April 2014 Waiver shall be void ab initio and of no force or effect.
(b)        Unless otherwise expressly set forth herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Existing Lease. As

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used herein and in the Existing Lease, the term “Lease” shall mean the Existing Lease as amended hereby, and the term “First Amendment” shall mean this Amendment.
2.    Term. The Term is hereby extended for an additional ten (10) year and six (6) month period, commencing on May 1, 2014 (the “Extended Term Commencement Date”), and expiring on October 31, 2024 (the “Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing on the Extended Term Commencement Date and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term,” and unless the context clearly provides otherwise, all references in the Lease to the “Term” shall be deemed to include the Extended Term, and all references in the Lease to the “Expiration Date” shall be deemed to be the Extended Expiration Date.
3.    Rent. During the Extended Term, Tenant will pay as Base Rent for the Premises the following:

Period	Annual Rate Per RSF	Annual Base Rent	Monthly Base Rent
May 1, 2014 - October 31, 2014	$0.00	$0.00	$0.00
November 1, 2014 - April 30, 2015	$12.50	$163,150.00	$13,595.83
May 1, 2015 - April 30, 2016	$12.88	$168,044.50	$14,003.71
May 1, 2016 - April 30, 2017	$13.26	$173,085.84	$14,423.82
May 1, 2017 - April 30, 2018	$13.66	$178,278.41	$14,856.53
May 1, 2018 - April 30, 2019	$14.07	$183,626.76	$15,302.23
May 1, 2019 - April 30, 2020	$14.49	$189,135.57	$15,761.30
May 1, 2020 - April 30, 2021	$14.93	$194,809.63	$16,234.14
May 1, 2021 - April 30, 2022	$15.37	$200,653.92	$16,721.16
May 1, 2022 - April 30, 2023	$15.83	$206,673.54	$17,222.79
May 1, 2023 - April 30, 2024	$16.31	$212,873.74	$17,739.48
May 1, 2024 - October 31, 2024	$16.80	$219,259.96	$18,271.66
4.    Additional Charges, Utilities. During the Extended Term (including, but not limited to, during any period of rent abatement pursuant to Section 3 hereof), Tenant shall pay all Additional Charges and Utilities in accordance with the Lease.
5.    Condition of Premises. Tenant is in possession of the Premises and will accept the same as of the Extended Term Commencement Date “AS-IS” without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements to the Premises, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Premises, except as expressly provided otherwise in the Lease. In accordance with Section 7 of the Lease, Tenant further agrees and acknowledges that the Premises are suitable for Tenant’s use, and that Tenant shall lease the Premises in its “AS-IS” condition, subject to the provisions of the Lease. Landlord makes no representation or warranty as to (i) the nature, quality or condition of the Premises or the Building, or (ii) the nature, quality or

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suitability for Tenant’s business of the Building or the Premises, and Tenant shall have no rights against Landlord by reason of any claimed deficiencies therein, except as expressly provided in the Lease.
6.    Options to Extend Term. Landlord and Tenant hereby agree and acknowledge that following the Extended Expiration Date, Tenant shall have two additional options to extend the Term for two (2) Option Terms of five (5) years each, on the terms and conditions set forth in Section 30 of the Lease.
7.    Termination Right. Provided that an Event of Default does not exist under the Lease at the time Tenant delivers its Cancellation Notice (as defined below), Tenant may terminate the Lease effective as of October 31, 2019 (the “Early Termination Date”), by written notice to Landlord of such termination given no later than one year prior to the Early Termination Date (the “Cancellation Notice”). Tenant shall accompany its Cancellation Notice with payment to Landlord of a payment (the “Advance Termination Payment”) in an amount equal to Forty-Seven Thousand Two Hundred Eighty-Three and 90/100 Dollars ($47,283.90). A Cancellation Notice shall not be valid or effective unless the same is accompanied by the Advance Termination Payment. Provided that Tenant timely delivers the Cancellation Notice and the Advance Termination to Landlord, (i) this Lease shall terminate on the Early Termination Date, and (ii) notwithstanding the provisions of Section 2 of this Amendment, all references in the Lease to the “Expiration Date” shall be deemed to be the Early Termination Date. In addition to the Advance Termination Payment, within sixty (60) days after the Early Termination Date, Tenant shall deliver to Landlord Tenant’s good faith calculation of (a) the amount of Impositions incurred with respect to the Building for the one year period ending on the Early Termination Date and (b) the cost incurred by Tenant to provide the Property Policy coverage required under Section 1 of Schedule I of the Lease, together with a payment in an amount equal to twenty-five percent (25%) of the amount of such Impositions and cost of the Property Policy. Tenant’s obligation to deliver such calculation and payment shall survive the termination of the Lease.
8.    Repair and Maintenance.
(a)        Section 9.3 of the Existing Lease is hereby amended by adding the following sentences at the end of said Section:
Notwithstanding the foregoing, in the event that any change in any Laws is enacted on or after the Extended Term Commencement Date (as defined in the First Amendment) and such change requires that any Alterations be made to the Building, which are of a nature that such Alterations would be treated as capital expenditures under generally accepted accounting principles, and such Alterations would be required to be made even if Tenant is making no Alterations to the Building (i.e., there is a mandatory requirement to modify the Premises, such as a requirement to install fire sprinklers or to retrofit an unreinforced masonry building, which requirement is not triggered by Alterations being made to the Building by Tenant), then Tenant shall be entitled to reimbursement for a portion of the costs of the Alterations necessary to comply with such change in Laws, as a Qualifying Capital Item as provided in Section 11.3 hereof. For the avoidance of doubt, if Tenant elects

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to make any voluntary Alterations to the Building, and such voluntary Alterations trigger any obligation to comply with any change in Laws that would not be required absent the making of such voluntary Alterations, then Landlord shall have no obligation to reimburse Tenant for any costs incurred to comply with any such change in Laws.
(b)        Section 11.1 of the Existing Lease is hereby deleted in its entirety and replaced with the following:
11.1    Tenant’s Obligations
At Tenant’s sole cost and expense (except as provided in Section 11.3 below), Tenant shall at all times during the Term maintain the Premises in good, clean and sanitary condition and, at Tenant’s cost and expense, make all repairs and replacements as and when necessary to preserve the Premises in good working order and condition, including glass, windows, window frames, window casements, skylights, interior and exterior doors, door frames and door closers; interior lighting (including, without limitation, light bulbs and ballasts), the Building Systems serving the Premises, all communications systems serving the Premises, Tenant’s signage, interior demising walls and partitions, equipment, interior painting and interior walls and floors, exterior walls, foundations, roof, other structural components, Tenant’s security systems in or about or serving the Premises and cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm reasonably approved by Landlord in writing. Without limiting the generality of the foregoing, (i) Tenant shall procure annual maintenance contracts for any HVAC system, life safety systems and elevators and implement any reasonable maintenance recommendations of the service providers under such annual maintenance contracts, and (ii) Tenant shall cause annual roof inspections to be performed by a licensed roofing contractor selected by Tenant, and shall implement any reasonable maintenance recommendations of such roofing contractor. Tenant shall not do nor shall Tenant allow Tenant’s agents, advisors, employees, partners, shareholders, directors, invitees and independent contractors (collectively, “Tenant’s Agents”) to do anything to cause any damage, deterioration or unsightliness to the Premises or the Building; provided that if this Lease is ever amended so that the Premises consist of less than the entire Building, Tenant shall not be obligated to repair or maintain the Building Systems that do not exclusively serve the Premises or the structural elements of the Building unless such repair or maintenance is necessitated by any act of Tenant, its agents, representatives, employees, contractors or visitors (subject to Section 15.5 below). Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Premises and/or the Building, or in or to any fixtures, appurtenances or equipment therein. Tenant hereby waives the provisions of Sections 1941 and 1942 and 1932(1), respectively, of the California Civil Code and any similar law now or

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hereafter in effect, as such laws relate to the condition of the Premises or Tenant’s right to effect repairs in or to the Premises and deduct the cost thereof from the Rent.
(c)        Section 11.3 of the Existing Lease is hereby deleted in its entirety and replaced with the following:
11.3    Landlord’s Obligations
(a)    Notwithstanding the provisions of Sections 11.1 and 11.2 above, subject to compliance with the provisions of this Section 11.3, Landlord shall reimburse Tenant for (i) the costs reasonably incurred by Tenant for maintenance, repair and replacement of foundations, exterior walls and the roof (including membrane) of the Building, except for costs to the extent necessitated by Tenant’s installation, maintenance or removal of any Roof Equipment (as defined below) or Tenant’s failure to implement the maintenance recommendations made as a result of the annual roof inspections required under Section 11.1 above or failure to conduct such annual roof inspections (the items for which reimbursement is required pursuant to this clause (i) are referred to herein as “Full Reimbursement Items”), and (ii) the Reimbursement Amount (as defined below) for Qualifying Capital Items (as defined below). As used herein, the term “Reimbursement Amount” shall mean that portion of the actual cost of any Qualifying Capital Item that is allocable to the portion of its useful life occurring after the Applicable Expiration Date, amortized on a straight-line basis over its useful life in accordance with generally accepted accounting principles. As used herein, “Applicable Expiration Date” shall mean the Extended Expiration Date (as defined in the First Amendment), provided that if Tenant has exercised either option to extend the Term pursuant to Section 30 of the Lease, prior to the date payment of the Reimbursement Amount by Landlord is due pursuant to this Section 11.3, the Applicable Expiration Date shall be the expiration date of the latest Option Term so exercised by Tenant. As used herein, the term “Capital Item” means any Alteration or improvement to the Building or fixture or equipment installed in the Building existing as of the Extended Term Commencement Date (excluding any such items installed by Tenant on or after the Extended Term Commencement Date), the expenditure for which would normally be treated as a capital expenditure under generally accepted accounting principles. As used herein, the term “Qualifying Capital Item” means a Capital Item that must be installed or replaced on or after the Extended Term Commencement Date by Tenant in order to meet Tenant’s Repair Obligations, and the installation or replacement of which is not necessitated due to (1) Tenant’s failure to maintain the Building in compliance with Tenant’s Repair Obligations, or (2) any act or omission of Tenant, its agents, representatives, employees, contractors or visitors, constituting negligence or willful misconduct or otherwise in violation of the terms of the Lease, or (3) Alterations to the Building voluntarily made by Tenant, which voluntary Alterations trigger any obligation to comply with any change in Laws that would not be required absent the making of such voluntary Alterations. For the avoidance of doubt, and by way of example, if Tenant fails to procure annual maintenance contracts for any HVAC

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system, life safety systems and elevators or to implement any maintenance recommendations of the service providers under such annual maintenance contracts, as required by Section 11.1, and as a result of such failure, replacement of a Capital Item is required sooner than would have been the case had Tenant procured such annual maintenance contracts and followed the maintenance recommendations of the service providers under such annual maintenance contracts, then the replacement of such item shall not constitute a Qualifying Capital Item.
(b)    Except in the case of an emergency, Landlord shall not be obligated to reimburse Tenant for any expenditure for any Full Reimbursement Item or for the Reimbursement Amount for any Qualifying Capital Item, unless such expenditures have been authorized in advance by Landlord or deemed to have been authorized, as provided below in this Section 11.3(b). In the event any such costs are incurred as a result of an emergency, Tenant shall notify Landlord of such emergency and the need to incur such costs as soon as reasonably practicable thereafter, and shall only incur such costs as are reasonably necessary (as determined by Tenant in its reasonable discretion) to stabilize the Building and avoid further damage to the Building or injury to any persons prior to obtaining Landlord’s approval of such costs. If Tenant desires to perform any repair or maintenance costs for which it intends to seek reimbursement by Landlord pursuant to this Section 11.3, except in the case of an emergency, Tenant shall request Landlord’s approval of the costs to be incurred prior to incurring the same, by giving a written notice to Landlord (herein called a “Reimbursable Item Notice”), setting forth (i) an explanation of the facts which lead Tenant to determine that such Full Reimbursement Item or Capital Item is necessary at such time in order to meet Tenant’s repair obligations under this Lease or Tenant’s obligation to alter the Building in order to comply with a change in Laws for which Tenant is entitled to reimbursement as provided in Section 9.3 of the Lease (collectively, “Tenant’s Repair Obligations”), (ii) the estimated cost of such Full Reimbursement Item or Capital Item, including a copy of proposal(s) from the contractor(s) Tenant desires to hire to perform the same, and (iii) for a Capital Item, Tenant’s determination of the useful life of such Capital Item (herein called the “Useful Life Estimate”). Landlord shall not unreasonably withhold its approval of any request by Tenant for approval of (i) a Capital Item or (ii) a Full Reimbursement Item that is reasonably necessary to maintain such components of the Building to the standard to which Tenant has historically maintained such components of the Building during its occupancy thereof, including occupancy during the term of the Original Lease or that is necessary to meet Tenant’s Repair Obligations; however, Landlord may approve a Capital Item, but dispute Tenant’s Useful Life Estimate. Landlord’s failure to respond to (i) a Reimbursable Item Notice with respect to a Full Reimbursement Item within twenty (20) business days after receipt thereof or (ii) a Reimbursable Item Notice with respect to a Qualifying Capital Item within fifteen (15) business days after receipt thereof shall constitute Landlord’s approval of the request for reimbursement set forth in such Reimbursable Item Notice, so long as the Reimbursable Item Notice includes a statement in all capital letters on the first page of such notice advising Landlord that its failure to respond to such Reimbursable

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Item Notice within such twenty (20) business day period or fifteen (15) business day period, as applicable, shall be deemed to constitute its approval thereof. If Landlord approves a Capital Item, but disputes Tenant’s determination of the Useful Life Estimate, and Landlord and Tenant are not able to resolve such dispute, then Tenant may proceed with the Capital Item and Landlord shall be obligated to reimburse Tenant for such item as set forth above; however, the useful life of such Capital Item (and thus the Reimbursement Amount) shall be determined by a public accounting firm mutually agreeable to Landlord and Tenant.
(c)    Any costs incurred by Tenant for which Landlord is responsible to pay in accordance with this Section 11.3 shall be reimbursed by Landlord within thirty (30) days after receipt of an invoice from Tenant, which shall be accompanied by copies of the underlying invoices from the contractor(s) performing such work, evidence that Tenant has paid the cost of such work in full (including final unconditional lien waivers from the general contractor and all subcontractors), and a statement from Tenant certifying that such work has been completed to Tenant’s satisfaction. Any amounts not paid by Landlord within such thirty (30) day period shall bear interest from and after the thirty-first (31st) day at the rate of interest provided in Section 21.2 below.
9.    Surrender. Notwithstanding anything to the contrary in the Lease, including, without limitation, Section 10.2 thereof, Tenant shall not be required to remove or restore any alterations or improvements made to the Premises prior to the date of this Amendment.

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10. Addresses of Landlord and Tenant. The addresses of Landlord and Tenant set forth in the Basic Lease Information section of the Existing Lease are hereby deleted and replaced with the following:

Landlord’s Address:	[Intentionally omitted] with a copy to: Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, California 94111 Attn: Patrick R. McCabe Telephone: (415) 773‑7299 Facsimile: (415) 421‑2922
Tenant’s Address:
100 Potrero Avenue
San Francisco California 94103
Attn: General Counsel
Telephone: (415) 645‑5000
Facsimile: (415) 645‑4000
with a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: James P. McCann
Telephone: (650) 565‑3538
Facsimile: (650) 493‑6811

11.    Landlord Entry. Any entry by Landlord and Landlord’s agents shall not materially interfere with Tenant’s operations.
12.    Miscellaneous.
(a)        Except as expressly modified hereby, the Existing Lease shall remain unmodified and in full force and effect, and is hereby ratified and confirmed.
(b)        CBRE, Inc., has acted as broker for Landlord in this transaction. CBRE, Inc. and Resource Real Estate Group have acted as broker for Tenant in this transaction. Landlord represents that Landlord has dealt with no brokers other than the brokers identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend, protect and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no brokers other than the brokers identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend, protect and hold Landlord harmless from any such claim. Landlord shall pay commissions to CBRE, Inc. and Resource Real Estate Group in accordance with the terms of separate agreements between Landlord and such brokers.
(c)        Each of Landlord and Tenant represents that the individuals executing this Amendment on its behalf has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

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(d)        This Amendment, after due execution by each party, may be delivered via electronic or facsimile transmission, with original signatures to follow, and in any number of counterparts, each of which shall be considered an original and all of which, taken together, shall constitute one and the same instrument.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment effective as of the date set forth above.

Landlord:	/s/ DAGMAR DOLBY DAGMAR DOLBY, as Trustee of the Dolby Family Trust dated May 7, 1999
/s/ DAGMAR DOLBY DAGMAR DOLBY, as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002
/s/ DAGMAR DOLBY DAGMAR DOLBY, as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002
Tenant:	DOLBY LABORATORIES, INC., a California corporation By: /s/ KEVIN YEAMAN Name: Kevin Yeaman Its: President and CEO

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